UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Plug Power Inc. (the “Company”) is filing this Amendment No. 1 (this “Amendment”) to its Definitive Proxy Statement on Schedule 14A, originally filed with the Securities and Exchange Commission on April 30, 2026 (the “Original Proxy Statement”), in connection with the 2026 Annual Meeting of Stockholders of the Company to be held on June 11, 2026.

This Amendment is being filed solely to correct three factual errors in the Original Proxy Statement relating to Colin Angle’s service on the Compensation Committee of the Board of Directors (the “Compensation Committee”). First, the Original Proxy Statement incorrectly stated that Mr. Colin Angle attended 66.67% of the meetings of the Compensation Committee during the fiscal year ended December 31, 2025. This figure was incorrect. Mr. Angle’s actual Compensation Committee attendance rate for fiscal year 2025 was 83.33%, reflecting his attendance at five of the six Compensation Committee meetings held during the year. Second, the Original Proxy Statement incorrectly stated that Mr. Angle would no longer serve as a member of the Compensation Committee in 2026. This statement was incorrect. Mr. Angle will continue to serve as a member of the Compensation Committee. Third, as a result of the foregoing error, the Original Proxy Statement’s description of the current composition of the Compensation Committee incorrectly omitted Mr. Angle. The Compensation Committee consists of Messrs. Willis (Chair), Angle, Joggerst, Kenausis and McNamee.

The Company is filing this Amendment promptly upon identifying the errors. Except as expressly set forth in this Amendment, all other information contained in the Original Proxy Statement remains unchanged. This Amendment should be read in conjunction with the Original Proxy Statement.

CORRECTED DISCLOSURES

The following corrected language replaces, in its entirety, the first paragraph under the section titled “Committees and Meetings of the Board of Directors” in the Original Proxy Statement.

The Board held sixteen meetings during the fiscal year ended December 31, 2025. During the fiscal year ended December 31, 2025, the Board had five standing Board committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Strategy and Financing Committee, and the Regulatory Affairs Committee.

During the fiscal year ended December 31, 2025, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the periods that he or she served), except that Ms. Mahtani attended 50% of the meetings of the Audit Committee. Ms. Mahtani’s attendance was impacted by unforeseen and time-sensitive professional obligations arising during a discrete period, which limited her ability to attend certain scheduled meetings. Ms. Mahtani remained actively engaged with management and the Audit Committee during 2025, including through materials review and follow-up discussions.

The following corrected language replaces, in its entirety, the disclosure under the section titled “Compensation Committee” in the Original Proxy Statement.

The Compensation Committee consists of Messrs. Willis (Chair), Angle, Joggerst, Kenausis and McNamee, each of whom is an independent director under the Nasdaq listing rules. During the fiscal year ended December 31, 2025, Mr. Angle also served as a member of the Compensation Committee. The Compensation Committee held six meetings during the fiscal year ended December 31, 2025. See “Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” for a further description of the Compensation Committee and its activities in the fiscal year ended December 31, 2025. The Compensation Committee’s primary responsibilities include (i) reviewing, prescribing, and approving compensation policies, plans, and programs that are appropriate for the Company in light of all relevant circumstances, that provide incentives to achievement of the Company’s goals and objectives, that are consistent with the culture of the Company and that further the overall goal of building stockholder value; and (ii) reviewing and approving changes to the Company’s executive officers and management team as the Company’s needs and priorities evolve over time. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter, which is published on the “Investor Relations” section of the Company’s website at www.plugpower.com. Our website is not incorporated into or a part of this proxy statement.